Exhibit 99.1
Contact:	Ryan Hill, 610-774-5997 PPL Electric Utilities

PPL Electric Utilities agrees to lower rate request for 2011;
settlement reached with parties in PUC review
Increase would support continued delivery system modernization, reliability upgrades

ALLENTOWN, Pa. (Aug. 26, 2010) -- A settlement agreement filed Thursday (8/26) with the Pennsylvania Public Utility Commission would increase PPL Electric Utilities' overall annual revenues by about $77.5 million, or 1.6 percent, beginning Jan. 1, 2011.
The increase will allow the company to begin recovering the cost of nearly three years of distribution system improvements. In addition, it will improve the company's ability to attract capital funding for ongoing efforts to replace aging infrastructure and to maintain excellent reliability for customers.
The increase proposed in the settlement agreement still must be approved by an administrative law judge and the commission.
"We're pleased we've reached this agreement, which balances the company's needs and our customers' interests," said David G. DeCampli, president of PPL Electric Utilities. "The increase will help us keep reliability strong and maintain quality service for all those who count on us every day. It's critical as we're increasing investment to modernize our delivery system and upgrade aging infrastructure."
Before any formal PUC action, the administrative law judge will issue a recommended decision on all aspects of the company's request, including the settlement agreement and the allocation of any increase among customer classes. The settlement does not address how actual rates would change for different types of customers. The judge is expected to make a recommendation on the case this fall with the commission making a final decision by the end of the year.
The settlement was reached with parties to the rate proceedings, including the state's Office of Consumer Advocate and the PUC's Office of Trial Staff. The company's original rate proposal requested a total of $114.7 million in additional revenues.
The increase would only affect the distribution portion of customers' electric bills. Distribution accounts for about one-fourth of the typical electric bill.
There's a very good chance that lower electricity supply prices for 2011 could more than offset the proposed distribution rate increase for many customers, DeCampli said. Electricity supply prices, which are set by the competitive market, affect the generation portion of customer bills and account for a much larger share of what most customers pay each month.
The distribution rate increase, if approved, will allow the company to begin recovering the cost of nearly three years of improvements to its distribution system. The company is prohibited from beginning to recover these costs, which are expected to total about $727 million by later this year, until it gets permission from the PUC.
PPL Electric Utilities has invested more than $960 million in its distribution system over the past five years. It plans to spend more than $1.5 billion on capital investment in the distribution system over the next five years.
PPL Electric Utilities Corporation is a subsidiary of PPL Corporation (NYSE: PPL) that provides electricity delivery services to about 1.4 million customers in Pennsylvania. It has consistently ranked among the best companies for customer service in the United States. More information is available at www.pplelectric.com.

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